Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR REPORTS RECORD FOURTH QUARTER AND FISCAL 2008 RESULTS

•                  Record quarterly sales of $391.7 million (28% sales growth)

•                  Record quarterly net income of $22.0 million (23% net income growth)

•                  Record quarterly diluted earnings per share of $0.52

•                  $44 million of cash flow from operations

WOOD DALE, ILLINOIS (July 9, 2008) — AAR (NYSE: AIR) today reported fiscal 2008 fourth quarter net sales of $391.7 million and net income of $22.0 million, or $0.52 diluted earnings per share.  Sales increased 28% from $305.7 million in the fourth quarter of last year, and net income increased 23%. Organic sales growth was 13% in the fourth quarter despite no aircraft sales.

For the Company’s fiscal year 2008, sales were a record $1,384.9 million, an increase of 31% over the prior fiscal year and net income increased 28% to $75.1 million, or $1.76 per diluted share. Organic sales growth was 20% for fiscal 2008.

 “We achieved superior sales and earnings growth powered by market share gains through solid execution across our business and broad market acceptance of the Company’s value proposition,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “We also increased our liquidity, diversified our business and expanded our customer base.”

During fiscal 2008, each segment achieved double digit sales growth driven by a 28% increase in sales to commercial customers and a 37% increase in sales to defense customers. Sales to Defense customers have increased 24% on a compounded annual basis over the past three fiscal years and represent 37% of consolidated revenues. The strong sales growth across each of the Company’s markets reflects increased market share in MRO and parts support, solid execution, geographic expansion and the impact of acquisitions.  At May 31, 2008, total backlog increased to $465 million from $315 million at May 31, 2007. Backlog excludes expected sales of A400M cargo systems.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

Consolidated gross profit margin was 19.6% for the fourth quarter compared to 18.2% last year. For fiscal 2008, the consolidated gross profit margin was 19.1% compared to 17.4% last year.  Improving gross margins has been a key focus at the Company the past few years and the year-over-year improvement was driven by increased volumes, higher margin product mix and operational performance.  For the fourth quarter, operating income increased $10.1 million to $38.3 million or 9.8% of sales and for fiscal 2008, operating income increased $39.2 million to $134.5 million or 9.7% of sales compared to 9.0% last year.

Following are the highlights for each segment:

Aviation Supply Chain – Sales grew 14% to $167.8 million for the fourth quarter and gross profit increased 29% to $41.8 million, resulting in a gross profit margin of 24.9%.  For fiscal 2008, sales increased 12% to $606.5 million and gross profit increased 27% to $145.1 million, resulting in a gross profit margin for the year of 23.9%. Growth in this segment was fueled by the Company’s industry leading position and value proposition offering airline and maintenance providers cost-effective supply solutions. The Company also increased its international business and benefited from strength in the Company’s performance-based logistics programs for defense customers.

Maintenance, Repair and Overhaul – Sales increased 45% to $94.8 million for the fourth quarter and gross profit increased 59% to $14.9 million, resulting in a gross profit margin of 15.7%. For fiscal 2008, sales increased 42% to $300.9 million and gross profit increased 47% to $44.0 million, resulting in a gross profit margin for the year of 14.6%. The sales growth reflects strong performance at the Company’s aircraft maintenance center in Indianapolis, which expanded its relationship with Southwest Airlines to provide heavy maintenance for its fleet of 737 aircraft, and the inclusion of Avborne Heavy Maintenance, which was acquired in early March 2008. Avborne adds 226,000 square feet of modern hanger space at Miami International Airport and brings Airbus experience and wide-body capabilities. The Company’s landing gear business experienced record fourth quarter and fiscal 2008 sales.

Structures and Systems – Sales grew 53% to $122.7 million for the quarter and gross profit increased 69% to $18.4 million, resulting in a gross profit margin of 15.0%. For fiscal 2008, sales increased 47% to $389.4 million and gross profit increased 52% to $54.7 million, resulting in a gross profit margin for the year of 14.0%. Organic sales growth was 14% and 13% for the fourth quarter and fiscal 2008, respectively. The sales growth reflects the Company’s leading position in specialized mobility products for defense and humanitarian customers and steady demand for cargo systems and composite structures. In December 2007, the Company acquired SUMMA Technology, Inc. adding to our precision-machining and fabrication capabilities. The Company also announced a significant expansion to its composites manufacturing capability by opening a 90,000-square-foot facility located at McClellan Business Park in Sacramento, California, and which should be operational by August.

Aircraft Sales and Leasing – During the fourth quarter, the Company’s aircraft position remained unchanged at 37, with 29 aircraft held in joint ventures and eight held in the Company’s wholly-owned portfolio. For the quarter, sales declined $7.3 million and gross profit and earnings from aircraft joint ventures decreased $0.9 million compared to the prior year as the Company had no aircraft sales. For fiscal 2008, sales increased $46.2 million due to sales of aircraft from the Company’s wholly-owned portfolio. Gross profit and earnings from aircraft joint ventures increased from $15.1 million in fiscal 2007 to $27.2 million in fiscal 2008.

During the fourth quarter, selling, general and administrative costs increased to 10.2% of sales as the Company increased spending to support growth and investments in operational improvement initiatives. The increase also reflects the impact from acquisitions and an increase in the allowance for doubtful accounts of $1.5 million over the prior year. For fiscal 2008, selling, general and administrative expenses increased $30.4 million or 29%, however decreased slightly as a percentage of sales to 9.8% from 9.9% last year.

During fiscal 2008, the Company strengthened its liquidity position with the issuance of $250 million of convertible notes consisting of $137.5 million of 1.625% convertible senior notes due 2014 and $112.5 million of 2.25% convertible senior notes due 2016. A portion of these proceeds was used to fund the acquisitions of SUMMA and Avborne, as well as the repayment of $50 million of debt that matured during fiscal 2008. In addition, the Company retired $13 million of its 8.39% senior notes due May 15, 2011 during the fourth quarter.

The Company generated $66 million of cash flow from operations during the second half of fiscal 2008 and ended the year with approximately $109 million cash on hand. Net interest expense increased from $10.9 million in fiscal 2007 to $18.2 million in fiscal 2008 as a result of investments in working capital, capacity expansion and acquisitions.

 Storch continued, “I am particularly pleased with the $66 million in cash we generated from operations in the last half of fiscal 2008, including the $44 million during our fourth quarter. As we enter the new fiscal year, I am encouraged by our culture of innovation, our team’s commitment to achieving operational excellence through flawless execution and our history of navigating through periods of uncertainty.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on July 10, 2008. The conference call can be accessed by calling 866-219-5894 from inside the U.S. or 703-639-1125 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1257901) from 10:30 a.m. CDT on July 10, 2008 until 11:59 p.m. CDT on July 17, 2008.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2007 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2008	2007	2008	2007

Sales	$391,686	$305,677	$1,384,919	$1,061,169
Cost and expenses:
Cost of sales	314,809	250,079	1,120,847	869,370
Cost of sales – impairment charges	—	—	—	7,652
Selling, general and administrative	39,892	28,582	135,502	105,091

Gain on sale of product line	—	—	—	5,358
Earnings from joint ventures	1,295	1,167	5,948	10,952

Operating income	38,280	28,183	134,518	95,366

Gain/(loss) on extinguishment of debt	422	—	(205)	2,927

Interest expense	4,892	3,731	20,578	16,701
Interest income and other	583	1,897	2,353	5,829

Income from continuing operations before income taxes	34,393	26,349	116,088	87,421

Income tax expense	12,076	8,632	40,343	27,974

Income from continuing operations	22,317	17,717	75,745	59,447

Discontinued operations:
Operating earnings/(loss), net of tax	(276)	130	(601)	(787)

Net income	$22,041	$17,847	$75,144	$58,660

Earnings per share - Basic:
Earnings from continuing operations	$0.59	$0.49	$2.04	$1.63
Loss from discontinued operations	(0.01)	—	(0.02)	(0.02)
Earnings per share – Basic	$0.58	$0.49	$2.02	$1.61

Earnings per share – Diluted:
Earnings from continuing operations	$0.52	$0.42	$1.77	$1.42
Loss from discontinued operations	—	—	(0.01)	(0.02)
Earnings per share – Diluted	$0.52	$0.42	$1.76	$1.40

Share Data:

Average shares outstanding – Basic	37,832	36,701	37,194	36,389
Average shares outstanding – Diluted	43,553	43,744	43,745	43,309

Consolidated Balance Sheet Highlights (In thousands except per share data)	May 31, 2008	May 31, 2007
		(Derived from audited financial statements)
Cash and cash equivalents	$109,391	$83,317
Current assets	783,430	645,721
Current liabilities (excluding debt accounts)	195,504	182,261
Net property, plant and equipment	146,435	88,187
Total assets	1,362,010	1,067,633
Total recourse debt	479,544	284,229
Total non-recourse obligations	51,368	43,627
Stockholders’ equity	585,255	494,243
Book value per share	$15.09	$13.10
Shares outstanding	38,773	37,729

Sales By Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2008	2007	2008	2007
Aviation Supply Chain	$167,771	$146,567	$606,490	$543,674
Maintenance, Repair & Overhaul	94,780	65,179	300,871	211,516
Structures and Systems	122,695	80,211	389,428	264,083
Aircraft Sales and Leasing	6,440	13,720	88,130	41,896
	$391,686	$305,677	$1,384,919	$1,061,169

Gross Profit By Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2008	2007	2008	2007
Aviation Supply Chain	$41,827	$32,370	$145,091	$114,383
Maintenance, Repair & Overhaul	14,892	9,351	43,967	29,915
Structures and Systems	18,366	10,859	54,673	36,021
Aircraft Sales and Leasing	1,792	3,018	20,341	3,828
	$76,877	$55,598	$264,072	$184,147

Note:  Gross Profit for the Twelve Months Ended May 31, 2007 includes impairment charges of $4.8 million in Aviation Supply Chain and $2.9 million in Aircraft Sales & Leasing.

Diluted Earnings Per Share Calculation	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2008	2007	2008	2007

Net income as reported	$22,041	$17,847	$75,144	$58,660
Add: After-tax interest on convertible debt	417	491	1,866	1,965
Net income for diluted EPS calculation	$22,458	$18,338	$77,010	$60,625

Diluted shares outstanding	43,553	43,744	43,745	43,309

Diluted earnings per share	$0.52	$0.42	$1.76	$1.40

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliations of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company believes that the adjusted sales growth for the three and twelve months ended May 31, 2008 is more representative of the Company’s and the Structures and Systems segment’s organic sales growth as it excludes sales related to acquisitions.

AAR CORP. (In thousands)	Three Months Ended May 31, 2008	Twelve Months Ended May 31, 2008

Sales as reported	$391,686	$1,384,919
Less: sales from acquisitions	47,354	114,281
Adjusted sales	$344,332	$1,270,638

Sales growth as reported	28%	31%

Organic sales growth	13%	20%

Structures and Systems Segment (In thousands)	Three Months Ended May 31, 2008	Twelve Months Ended May 31, 2008

Sales as reported	$122,695	$389,428
Less: sales from acquisitions	31,108	89,946
Adjusted sales	$91,587	$299,482

Sales growth as reported	53%	47%

Organic sales growth	14%	13%